BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants

406 Lippincott Drive, Ste. J
Marlton, New Jersey 08053-4168
(856) 355-5900   Fax (856) 396-0022

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Advanced Battery Technologies, Inc.
21 West 39th Street, Ste. 2A
New York, NY 10018

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-153464) and Form S-8 (File No. 333-118574) of Advanced Battery Technologies, Inc. of our report dated March 12, 2009, relating to the consolidated financial statements and the effectiveness of Advanced Battery Technologies, Inc’s internal control over financial reporting, which appears in this Form 10-K/A.

/s/ Bagell, Josephs, Levine & Company, L.L.C.
Bagell, Josephs, Levine & Company, L.L.C.
Marlton, NJ 08053

April 24, 2009